                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549
                                 _________________

                                AMENDMENT NO. 1 TO
                            STATEMENT ON SCHEDULE 14D-1

       Amendment to Tender Offer Statement Pursuant To Section 14(d)(1) of
                        the Securities Exchange Act of 1934
                                 _________________

             PS PARTNERS VI, LTD., A CALIFORNIA LIMITED PARTNERSHIP
                             (Name of Subject Company)
                                 _________________

                               Public Storage, Inc.
                                     (Bidder)
                                 _________________

                       Units of Limited Partnership Interest
                          (Title of Class of Securities)
                                 _________________

                                       NONE
                       (CUSIP Number of Class of Securities)
                                 _________________

                                  DAVID GOLDBERG
                               Public Storage, Inc.
                       701 Western Avenue, Suite 200,
                          Glendale, California 91201-2397
                                  (818) 244-8080
            (Name, Address and Telephone Number of Person Authorized to
              Receive Notices and Communications on Behalf of Bidder)
                                 _________________

   Item 11.    Material to be filed as Exhibits.
               ---------------------------------

               See Exhibit Index contained herein.

                                  SIGNATURE

            After due inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


   Dated:  August 28, 1997                PUBLIC STORAGE, INC.


                                          By: /S/ HARVEY LENKIN
                                              ---------------------
                                              Harvey Lenkin
                                              President

                                  Exhibit Index

      Exhibit No.

      (a)   1      Offer to Purchase dated July 30, 1997.  Previously
                   filed and incorporated herein by reference.

            2 Letter of Transmittal. Previously filed and incorporated herein by reference.

            3 Form of letters to Unitholders. Previously filed and incorporated herein by reference.

            4      Press release dated August 29, 1997.

      (b)   Not applicable.

      (c)   Not applicable.

      (d)   Not applicable.

      (e)   Not applicable.

      (f)   Not applicable.

      (g)   Letter appraisal report by Nicholson-Douglas Realty
            Consultants, Inc. dated December 31, 1996. Previously filed and incorporated herein by reference.